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[ibis LOGO]

COMPANY CONTACT:                                     AGENCY CONTACT:
Debra L. Nelson                                      Bill Monigle
Chief Financial Officer                              IR Counsel
Ibis Technology Corporation                          Tel: 603-424-1184

Tel: 978-777-4247

                IBIS ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

               REVENUE EXPECTED TO BE APPROXIMATELY $1.26 MILLION

          LOSS PER SHARE EXPECTED TO BE IN THE RANGE OF $0.34 TO $0.36

DANVERS, Mass., July 9, 2001 -- Ibis Technology Corporation (NASDAQ: IBIS), the leading provider of SIMOX-SOI wafers and equipment for the worldwide semiconductor industry, today announced revenue and earnings per share estimates for the second quarter of 2001, which ended on June 30, 2001, based on preliminary results. Ibis expects total revenue to be approximately $1.26 million, and loss per share to be in the range of $0.34 to $0.36 for the second quarter. Ibis plans to announce complete second-quarter results on the morning of Wednesday, July 18, 2001.

"Although Ibis is primarily focused on developing the new Ibis 2000 implanter and qualifying customers on the new IBM-licensed MLD SIMOX-SOI process, our near term business is being affected by the global economic slowdown and the precipitous downturn of the semiconductor industry," said Martin Reid, president and CEO of Ibis. "Revenue from service, licenses, and wafer sales were lower than we anticipated. However, we continue to make measurable headway in the development of our next-generation Ibis 2000 implanter. In addition, we have ramped the shipment of wafers for MLD qualification to a number of leading chip makers. We remain confident that these initiatives will position us for growth and market leadership."

"Since we are in the process of closing the books, these results are preliminary, and we will not be in a position to comment further until we announce full second-quarter results on July 18," added Reid.

ABOUT IBIS TECHNOLOGY

Ibis Technology Corporation is the leading provider of SIMOX-SOI (Separation by IMplantation of OXygen-Silicon-On-Insulator) wafers and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' World Wide Web site at http://www.ibis.com.

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IBIS ANNOUNCES PRELIMINARY SECOND QUARTER ............PAGE 2 OF 2

"SAFE HARBOR" STATEMENT: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding revenue and earnings per share estimates for the second quarter of 2001, progress in the development of the Ibis 2000 implanter, and future growth and market leadership. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings. All information set forth in this press release is as of July 9, 2001, and Ibis undertakes no duty to update this information.

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